Exhibit 99.1

Financial Results for the Year Ended December 31, 2017 (Unaudited)

February 14, 2018

Company Name:	Techpoint, Inc.
Listed Exchange:	Mothers market of the Tokyo Stock Exchange
Identification Code:	6697
Website URL:	www.techpoint.co.jp
Representative:	Fumihiro Kozato, President and Chief Executive Officer
Contact:	Hiroki Yomogita, Vice President Corporate Marketing
President of Techpoint Japan KK
03-5791-4880
Expected Date of Annual Shareholders Meeting:	May 31, 2018
Expected Date of Annual Securities Report Filing:	March 9, 2018
Expected Date of Dividend Payment:	Not Applicable
Supplementary Materials for Financial Results:	Included
Earnings Announcement for Financial Results:	Included
1.	Financial Results for the Year Ended December 31, 2017 (January 1, 2017 to December 31, 2017)

(1)	Consolidated Operating Results

(Units: thousands, % change as compared to the previous year)

	Revenue		Income from Operations		Income Before Income Taxes		Net Income
Year Ended December 31,	Amount	% Change	Amount	% Change	Amount	% Change	Amount	% Change
2017	$31,142	14.7%	$6,345	18.3%	$6,272	16.9%	$3,757	7.9%
	¥3,519,046		¥716,985		¥708,736		¥424,541
2016	$27,156	34.1%	$5,363	38.0%	$5,363	37.9%	$3,481	-14.2%
	¥3,068,628		¥606,019		¥606,019		¥393,353

Our consolidated financial statements are prepared in U.S. dollars. For amounts disclosed in Japanese Yen, an exchange rate of  ¥113.00 Japanese Yen to $1.00 U.S. dollar was used based on the Telegraphic Transfer Middle Rate quoted by Mitsubishi Tokyo UFJ Financial Group’s official index as of December 29, 2017.

Our comprehensive income for the years ended December 31, 2017 and 2016 was $3.8 million (¥424.5 million, 7.9%) and $3.5 million (¥393.4 million, -14.2%), respectively. Our non-GAAP operating income for the year ended December 31, 2017 was $7.8 million (¥880.6 million) based on the exclusion of stock-based compensation of $1.4 million (¥163.6 million). Our non-GAAP net income for the year ended December 31, 2017 was $4.6 million (¥522.6 million) based on the exclusion of stock-based compensation of $1.4 million (¥163.6 million) and the relating income tax impact based on a 40.07% effective tax rate. Our non-GAAP operating income for the year ended December 31, 2016 was $5.8 million (¥655.6 million) based on the exclusion of stock-based compensation of $0.4 million (¥49.6 million). Our non-GAAP net income for the year ended December 31, 2016 was $3.8 million (¥425.6 million) based on the exclusion of stock-based compensation of $0.4 million (¥49.6 million) and the relating income tax impact based on a 35.09% effective tax rate.

(Unit: $ or ¥, except for % data)

Year Ended December 31,	Basic EPS	Diluted EPS	Ratio of Net Income to Equity	Ratio of Income Before Tax to Total Assets	Operating Margin
2017	$0.25	$0.24	19.7%	29.8%	20.4%
	¥28	¥27
2016	$0.24	$0.23	31.0%	38.3%	19.7%
	¥27	¥26

(2)	Consolidated Financial Position

(Units: thousands, except per share and % data)

Year Ended December 31,	Total Assets	Net Assets	Total Stockholders' Equity	Stockholders' Equity Ratio	Stockholders' Equity Per Share
2017	$26,592	$24,968	$24,968	94%	$1.49
	¥3,004,896	¥2,821,384	¥2,821,384		¥168
2016	$15,552	$13,236	$13,236	85%	$0.91
	¥1,757,376	¥1,495,668	¥1,495,668		¥103

The stockholders’ equity per share amounts include common stock only as a one-for-one conversion of preferred stock to common stock is assumed.

(3)	Consolidated Cash Flows

(Units: thousands)

Year Ended December 31,	Net Cash Provided by Operating Activities	Net Cash Used in Investing Activities	Net Cash Provided by (Used in) Financing Activities	Cash and cash equivalents
2017	$4,359	$(170)	$7,341	$21,536
	¥492,567	¥(19,210)	¥829,533	¥2,433,568
2016	$1,608	$(346)	$(719)	$10,006
	¥181,704	¥(39,098)	¥(81,247)	¥1,130,678
2.	Dividends

(Unit: $ or ¥, except for % data)

Annual Dividend
Year Ended December 31,	First Quarter	Second Quarter	Third Quarter	Year-End	Total	Total Dividends	Payout Ratio	Ratio of Total Dividends to Net Assets
2016	$-	$-	$-	$-	$-	$-	$-	$-
2017	¥-	¥-	¥-	¥-	¥-	¥-	¥-	¥-
2018 (Forecast)	$-	$-	$-	$-	$-	$-	$-	$-

3.	Forecasted Operating Results for the Year Ended December 31, 2018 (January 1, 2018 to December 31, 2018)

(Units: thousands, except per share and % data)

	Revenue		Income from Operations		Income Before Income Taxes		Net Income
Year Ending December 31,	Amount	% Change	Amount	% Change	Amount	% Change	Amount	% Change
2018	$35,547	14.1%	$2,313	-63.5%	$2,332	-62.8%	$1,746	-53.5%
	¥4,016,811		¥261,369		¥263,516		¥197,298

Year Ending December 31,	Basic EPS	Diluted EPS
2018	$0.10	$0.09
	¥11	¥10

The forecasted basic and diluted EPS for the year ended December 31, 2018 was computed using a forecasted weighted average shares outstanding for the year ended December 31, 2018.

Our forecasts are made in U.S. dollars.

4.	Notes

(1)	Changes in subsidiaries during the period: Not Applicable
(2)	Changes in accounting policies

1.	Due to codification revisions: None
2.	Due to other reasons: None
(3)	Stock information:
	December 31,	December 31,
	2017	2016
Common stock	16,752,171	3,725,238
Treasury stock	—	—
Weighted average shares outstanding in computing net income per share allocable to common stockholders	7,145,641	3,493,946

Audit Procedures:

This Tanshin is not in scope for audit procedures by our independent auditors under the Financial Instruments and Exchange Act of Japan. Additionally, as of the date of this Tanshin, audit procedures under the Public Company Accounting Oversight Board (“PCAOB”) in the United States have yet to be completed. The Company’s independent auditors have not compiled or been involved in the preparation of the forecasted financial results for the year ending December 31, 2018. Accordingly, they assume no responsibility for the accuracy or presentation of this information.

Forward Looking Statements:

The Tanshin includes forward-looking statements that involve a number of risks and uncertainties, many of which are beyond the Company’s control. The Company’s actual results may differ from those anticipated or expressed in these forward-looking statements as a result of various factors. All statements other than statements of historical facts contained in the Tanshin, including statements regarding our future results of operations and financial position, strategy and plans, and our expectations for future operations, are forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and trends that we believe may affect our financial condition, results of operations, strategy, short-term and long-term business operations and objectives, and financial needs. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in the Tanshin may not occur, and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. Any forward-looking statement made by us in the Tanshin speaks only as of the date on which it is made. We disclaim any duty to update any of these forward-looking statements after the date of the Tanshin, except as required by law.

Investors Meeting:

Please refer to our website for details on our planned Investors Meetings.

Appendix Index

Our consolidated financial statements are prepared in U.S. dollars. For amounts disclosed in Japanese Yen, an exchange rate of  ¥113.00 Japanese Yen to $1.00 U.S. dollar was used based on the Telegraphic Transfer Middle Rate quoted by Mitsubishi Tokyo UFJ Financial Group’s official index as of December 29, 2017.

1.	Management’s Discussion and Analysis

(1)	Comparison of the Year Ended December 31, 2017 and December 31, 2016

Revenue

Revenue increased by $4.0 million (¥450.4 million), or 14.7%, for the year ended December 31, 2017 as compared to the year ended December 31, 2016. This increase was primarily due to a 22% increase in volume of shipments in the security and surveillance market and also in the automotive market as a result of increased demand for our HD-TVI receiver products. These increases were offset by a 6% decrease in overall average selling price due to change in product mix for the year ended December 31, 2017 as compared to the year ended December 31, 2016. For the year ended December 31, 2017 and 2016, we recorded revenue of $3.0 million (¥338.8 million) and $0.6 million (¥70.6 million) on sales into the automotive market, respectively.

Revenue by geographic region

We derived substantially all of our revenue from sales to customers in Asia, and China in particular, which accounted for 85% and 88% of our revenue for the years ended December 31, 2017 and 2016, respectively. Because our customers market and sell their products worldwide, our revenue by geographic location is not necessarily indicative of where our customers’ product sales and end-customer design win activity occur, but rather is an indication of where their operations reside.

Cost of revenue and gross margin

Cost of revenue increased $0.5 million (¥54.9 million), or 3.8%, for the year ended December 31, 2017 as compared to the year ended December 31, 2016. Gross margin increased to 58% for the year ended December 31, 2017 from 53% for the year ended December 31 2016. The increase in cost of revenue was primarily driven by a 22% increase in unit sales, and changes in product mix, which resulted in a positive impact on gross margin due to the increase in sales volume of lower cost, higher margin products offset by decreased inventory write down and other period costs.

Research and development expense

Research and development expense increased $1.0 million (¥113.3 million), or 22.9%, for the year ended December 31, 2017 as compared to the year ended December 31, 2016. This increase was primarily due to an increase of $0.8 million (¥92.5 million) in design, prototype, and software expenses and a $0.2 million (¥19.3 million) increase in stock-based compensation expense as a result of our post-IPO stock price increase and a 10% increase in headcount due to expanding operations.

Selling, general and administrative expense

Selling, general and administrative expenses increased by $1.5 million (¥171.2 million), or 32.4%, for the year ended December 31, 2017 as compared to the year ended December 31, 2016. This increase was primarily due to a $1.3 million (¥145.1 million) increase in personnel-related expenses driven by a $0.8 million (¥92.9 million) increase in stock-based compensation expense as a result of our post-IPO stock price increase and a 13% increase in headcount due to expanding operations. Legal and other professional service fees increased $0.2 million (¥25.2 million) due to costs associated with being a public company.

Other income and expense

Other expense increased by $73,000 (¥8.2 million) for the year ended December 31, 2017 primarily due to foreign currency exchange loss related to IPO proceeds received during the period.

Provision for income taxes

The provision for income taxes increased by $0.6 million (¥71.5 million), or 33.6%, for the year ended December 31, 2017 as compared to the year ended December 31, 2016. The increase in the provision for income taxes is primarily due to a $0.3 million (¥35.8 million) one-time remeasurement of deferred taxes due to tax law changes during December 2017. This one-time remeasurement caused the effective tax rate to increase to 40.07% from 35.09% for the years ended December 31, 2017 and 2016, respectively.

Net Income

As a result of the foregoing, net income increased by $0.3 million (¥31.2 million), or 7.9%, for the year ended December 31, 2017 as compared to the year ended December 31, 2016.

(2)	Liquidity and Capital Resources

Our cash and cash equivalents as of December 31, 2017 were $21.5 million (¥2,433.6 million). We believe our existing cash and cash equivalents, and cash we expect to generate from operations, will be sufficient to meet our anticipated cash needs for at least the next 12 months.

Operating Activities

During the year ended December 31, 2017, net cash provided by operating activities was $4.4 million (¥492.6 million), primarily due to net income of $3.8 million (¥424.5 million), a net increase in non-cash charges of $2.0 million (¥229.8 million) primarily driven by stock-based compensation, depreciation and amortization and deferred income taxes, offset by a net decrease in our operating assets and liabilities of $1.4 million (¥161.8 million). The net change in our operating assets and liabilities was primarily due to a $0.3 million (¥29.8 million) increase inventory to support anticipated demand, a $0.7 million (¥79.7 million) increase in prepaid expenses and other current assets for purchased software, a $0.1 million (¥9.6 million) increase in accounts payable driven by the timing of payments made to our vendors, a $0.2 million (¥20.3 million) increase in accrued expenses and a $0.7 million (¥83.5 million) decrease in customer deposits attributable to the timing of customer pre-payments.

Investing Activities

Our investing activities consist primarily of purchases of property and equipment. We expect to continue to make capital expenditures to support the continued growth of our business. During the year ended December 31, 2017, cash used in investing activities was $0.2 million (¥19.2 million) due to purchases of property and equipment.

Financing Activities

Cash flows used in financing activities consists primarily of payments for activities related to the process of becoming a public company and proceeds received from IPO and stock option exercises. During the year ended December 31, 2017, cash provided by financing activities was $7.3 million (¥829.5 million) due to IPO proceeds received of $9.3 million (¥1,055.3 million) and net proceeds from the exercise of stock options of $0.1 million (¥11.1 million), offset by payments for deferred offering costs of $2.1 million (¥236.8 million).

(3)	Forecast for the Year Ending December 31, 2018

The following assumptions are used for the Forecasted Consolidated Results of Operations for the year ending December 31, 2018.

Revenue

The Company expects continued growth in the automotive and security surveillance markets. Revenue for the year ending December 31, 2018 is forecasted to be $35.5 million (¥4,016.8 million), an increase of 14.1% as compared to actual revenue for the year ended December 31 2017. This increase is expected to be driven by a growth in automotive market sales of $2.2 million (¥248.6 million) for the year ending December 31, 2018, an increase of 74.7% as compared to the year ended December 31, 2017, as a result of increased design wins with automotive equipment manufacturers. Automotive market revenue is expected to represent $5.2 million (¥587.6 million), or 14.7%, of revenue for the year ending December 31, 2018 as compared to $3.0 million (¥338.8 million), or 9.7%, of revenue for the year ended December 31, 2017.

The Company expects to continue to derive a majority of its revenue from the security surveillance market, driven primarily by increases in shipment volume of ISP+Tx products. Our ISP+Tx products integrate our HD-TVI transmitter with a high performance HD image signal processor. We expect our ISP+Tx products to replace our Tx products, which consist of HD-TVI transmitters only. We expect that declines in the average selling price of our Rx products, such as our HD-TVI receiver, will partially offset our overall increase in revenue.

During the first half of the year ending December 31, 2018, we expect that many of our DVR customers will introduce newer products which utilize a newer video compression technology, “H.265”, which enables high efficiency video coding. As a result of the transition to this emerging technology, we expect our customers will transition away from existing “H.264” DVR technology. This trend is expected to negatively impact our semiconductor sales to DVR customers for the first half of the year ending December 31, 2018 as compared to the first half of the year ended December 31, 2017. However, we anticipate our semiconductor sales to recover in the second half of the year ending December 31, 2018 and expect our annual sales to increase by 14.1% compared the year ended December 31, 2017 driven by design wins with automotive equipment manufacturers.

Operating Income

Operating income for the year ending December 31, 2018 is forecasted to be $2.3 million (¥261.4 million), a decrease of 63.5% as compared to actual operating income for the year ended December 31, 2017 driven by increased research and development costs. The Company continues to invest in product development. For the year ending December 31, 2018, we expect to invest in a number of new strategic products, such as Rx and Tx products with audio functionality, 4K ISP+TX, LCD controllers and CMOS image sensors. We expect research and development costs for the year ending December 31, 2018 to increase by $2.7 million (¥305.1 million) as compared to the year ended December 31, 2017 driven primarily by an expected increase in the number of tape-outs during the year ending December 31, 2018. We expect to incur costs of approximately $0.5 million (¥56.5 million) for each tape-out. Similar to our expected revenue trends, we expect our operating income to be negatively impacted for the first half of the year ending December 31, 2018 with recovery in the second half of the year ending December 31, 2018.

Additionally, the Company plans to increase headcount by approximately 20% as a response to an expected expansion of our customer base and newer product developments in the automotive and security surveillance market. Stock-based compensation expense and other selling, general and administrative costs are also expected to increase due to potential stock price increases and compliance with both Japan and US reporting requirements, respectively.

These forward-looking statements involve a number of risks and uncertainties, many of which are beyond the Company’s control. The Company’s actual results may differ from those anticipated or expressed in these forward-looking statements as a result of various factors. We have based these forward-looking statements largely on our current expectations and projections about future events and trends that we believe may affect our financial condition, results of operations, strategy, short-term and long-term business operations and objectives, and financial needs. Any forward-looking statement made by us speak only as of the date on which it is made.

(4)	Dividends

Dividend Policy

We have never declared nor paid cash dividends on our capital stock. We currently intend to retain any future earnings to finance the operation and expansion of our business, and we do not expect to declare or pay any dividends in the foreseeable future. In addition, our ability to pay cash dividends on our capital stock could be restricted by the terms of any future debt financing arrangement. Any return to stockholders will therefore be limited to increases in the price of our Japanese depositary shares (“JDSs”), if any.

Any future determination to pay dividends on our common stock will be at the discretion of our board of directors and will depend upon, among other factors, our results of operations, financial condition, capital requirements and contractual restrictions. If we pay any dividends, we will pay JDS holders to the same extent as holders of our common stock, subject to the terms of the trust agreement, including the fees and expenses payable thereunder.

2018 Dividend Forecast

We do not expect to declare or pay cash dividends for the year ending December 31, 2018.

2.	Accounting Standards

The Company’s consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, and have been prepared in conformity with generally accepted accounting principles in the United States (“GAAP”) and applicable rules and regulations of the Securities and Exchange Commission (“SEC”).  As the Company is developing business globally, we believe that by adopting GAAP we can properly reflect our business and benefit Japanese and other foreign investors.

3.

Consolidated Financial Statements and Supplementary Data (Unaudited)

(1)	Consolidated Balance Sheets

(Units: thousands, except share data)

	December 31, 2017		December 31, 2016
	$	¥	$	¥
Assets
Current assets:
Cash and cash equivalents	$21,536	¥2,433,568	$10,006	¥1,130,678
Accounts receivables	93	10,509	79	8,927
Inventory	2,847	321,711	2,583	291,879
Prepaid expenses and other current assets	978	110,514	273	30,849
Total current assets	25,454	2,876,302	12,941	1,462,333
Property and equipment - net	325	36,725	401	45,313
Deferred tax assets	652	73,676	1,022	115,486
Other assets	161	18,193	1,188	134,244
Total assets	$26,592	¥3,004,896	$15,552	¥1,757,376
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$760	¥85,880	$777	¥87,801
Accrued liabilities	573	64,749	481	54,353
Liability related to early exercised stock options	152	17,176	223	25,199
Customer deposits	6	678	745	84,185
Total current liabilities	1,491	168,483	2,226	251,538
Other liabilities	133	15,029	90	10,170
Total liabilities	1,624	183,512	2,316	261,708
Commitments and contingencies (Note 5)
Stockholders’ equity
Convertible preferred stock, no par value per share - 11,660,000 shares authorized
Series seed convertible preferred stock - 4,660,000 shares designated; nil and 4,660,000 shares issued and outstanding (aggregate liquidation value of nil and $1,165) as of December 31, 2017 and 2016, respectively	—	—	1,156	130,628
Series A convertible preferred stock - 4,500,000 shares designated; nil and 4,500,000 shares issued and outstanding (aggregate liquidation value of nil and $4,500) as of December 31, 2017 and 2016, respectively	—	—	4,477	505,901
Series B convertible preferred stock - 2,500,000 shares designated; nil and 1,582,500 shares issued and outstanding (aggregate liquidation value of nil and $3,165) as of December 31, 2017 and 2016, respectively	—	—	3,161	357,193
Preferred stock, par value $0.0001 per share - 5,000,000 and nil shares authorized as of December 31, 2017 and 2016, respectively; nil shares issued and outstanding as of December 31, 2017 and 2016	—	—	—	—
Common stock, no par value per share - Nil and 20,500,000 shares authorized as of December 31, 2017 and 2016, respectively; nil and 3,725,238 shares issued and outstanding as of December 31, 2017 and 2016, respectively	—	—	—	—
Common stock, par value $0.0001 per share - 75,000,000 and nil shares authorized as of December 31, 2017 and 2016, respectively; 16,752,171 and nil shares issued and outstanding as of December 31, 2017 and 2016, respectively	2	226	—	—
Additional paid-in-capital	17,580	1,986,540	813	91,869
Retained earnings	7,386	834,618	3,629	410,077
Total stockholders’ equity	24,968	2,821,384	13,236	1,495,668
Total liabilities and stockholders’ equity	$26,592	¥3,004,896	$15,552	¥1,757,376

(2)	Consolidated Statements of Operations

(Units: thousands, except share and per share data)

	Year Ended December 31, 2017		Year Ended December 31, 2016
	$	¥	$	¥
Revenue	$31,142	¥3,519,046	$27,156	¥3,068,628
Cost of revenue	13,221	1,493,973	12,735	1,439,055
Gross profit	17,921	2,025,073	14,421	1,629,573
Operating expenses
Research and development	5,383	608,279	4,380	494,940
Selling, general and administrative	6,193	699,809	4,678	528,614
Total operating expenses	11,576	1,308,088	9,058	1,023,554
Income from operations	6,345	716,985	5,363	606,019
Other income (expense)	(73)	(8,249)	—	—
Income before income taxes	6,272	708,736	5,363	606,019
Income taxes	2,515	284,195	1,882	212,666
Net income	$3,757	¥424,541	$3,481	¥393,353
Net income allocable to preferred stockholders	$1,936	¥218,768	$2,627	¥296,851
Net income allocable to common stockholders	$1,821	¥205,773	$854	¥96,502
Net income per share allocable to common stockholders:
Basic	$0.25	¥28	$0.24	¥27
Diluted	$0.24	¥27	$0.23	¥26
Weighted average shares outstanding in computing net income per share allocable to common stockholders
Basic	7,145,641		3,493,946
Diluted	8,056,329		4,358,387
Other comprehensive income	$—	¥—	$—	¥—
Comprehensive income	$3,757	¥424,541	$3,481	¥393,353

(3)	Consolidated Statements of Stockholders’ Equity

(Units: thousands, except share data)

	Convertible Preferred Stock		Common Stock
	Shares	Amount	Shares	Amount	Additional Paid-In Capital	Retained Earnings	Total Stockholders' Equity
Balances as of December 31, 2015	10,742,500	$8,794	3,332,852	$—	$298	$148	$9,240
	—	¥993,722	—	¥—	¥33,674	¥16,724	¥1,044,120
Issuance of common stock upon exercise of stock options and vesting of early exercised options	—	$—	392,386	$—	$76	$—	$76
	—	¥—	—	¥—	¥8,588	¥—	¥8,588
Stock-based compensation	—	$—	—	$—	$439	$—	$439
	—	¥—	—	¥—	¥49,607	¥—	¥49,607
Net income	—	$—	—	$—	$—	$3,481	$3,481
	—	¥—	—	¥—	¥—	¥393,353	¥393,353
Balances as of December 31, 2016	10,742,500	$8,794	3,725,238	$—	$813	$3,629	$13,236
	—	¥993,722	—	¥—	¥91,869	¥410,077	¥1,495,668
Conversion of convertible preferred stock to common stock upon IPO	(10,742,500)	$(8,794)	10,742,500	$2	$8,792	$—	$—
	—	¥(993,722)	—	¥226	¥993,496	¥—	¥—
Issuance of common stock upon IPO, net of issuance costs	—	$—	1,520,000	$—	$5,157	$—	$5,157
	—	¥—	—	¥—	¥582,741	¥—	¥582,741
Issuance of common stock upon exercise of over-allotment option, net of issuance costs	—	$—	228,000	$—	$1,200	$—	$1,200
	—	¥—	—	¥—	¥135,600	¥—	¥135,600
Issuance of common stock upon exercise of stock options and vesting of early exercised options	—	$—	506,433	$—	$170	$—	$170
	—	¥—	—	¥—	¥19,210	¥—	¥19,210
Issuance of common stock upon vesting of RSUs	—	$—	30,000	$—	$—	$—	$—
	—	¥—	—	¥—	¥—	¥—	¥—
Stock-based compensation	—	$—	—	$—	$1,448	$—	$1,448
	—	¥—	—	¥—	¥163,624	¥—	¥163,624
Net income	—	$—	—	$—	$—	$3,757	$3,757
	—	¥—	—	¥—	¥—	¥424,541	¥424,541
Balances as of December 31, 2017	—	$—	16,752,171	$2	$17,580	$7,386	$24,968
		¥—		¥226	¥1,986,540	¥834,618	¥2,821,384

(4)	Consolidated Statements of Cash Flows

(Units: thousands, except share data)

	Year Ended December 31, 2017		Year Ended December 31, 2016
	$	¥	$	¥
Cash Flows From Operating Activities
Net income	$3,757	¥424,541	$3,481	¥393,353
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	207	23,391	160	18,080
Stock-based compensation	1,448	163,624	439	49,607
Write-off of long lived assets	9	1,017	7	791
Deferred income taxes	370	41,810	(193)	(21,809)
Changes in operating assets and liabilities:
Accounts receivable	(14)	(1,582)	(77)	(8,701)
Inventory	(264)	(29,832)	(1,202)	(135,826)
Prepaid expenses and other current assets	(705)	(79,665)	193	21,809
Other assets	(18)	(2,034)	(23)	(2,599)
Accounts payable	85	9,605	(791)	(89,383)
Accrued expenses	180	20,340	200	22,600
Customer deposits	(739)	(83,507)	(614)	(69,382)
Other liabilities	43	4,859	28	3,164
Net cash provided by operating activities	4,359	492,567	1,608	181,704
Cash Flows From Investing Activities
Purchase of property and equipment	(170)	(19,210)	(346)	(39,098)
Net cash used in investing activities	(170)	(19,210)	(346)	(39,098)
Cash Flows From Financing Activities
Proceeds from initial public offering, net of underwriter commission	9,339	1,055,307	—	—
Net proceeds from exercise of stock options	98	11,074	113	12,769
Payments of deferred offering costs	(2,096)	(236,848)	(832)	(94,016)
Net cash provided by (used in) financing activities	7,341	829,533	(719)	(81,247)
Net increase in cash and cash equivalents	11,530	1,302,890	543	61,359
Cash and cash equivalents at beginning of period	10,006	1,130,678	9,463	1,069,319
Cash and cash equivalents at end of period	$21,536	¥2,433,568	$10,006	¥1,130,678

Supplemental Disclosure of Cash Flow Information
Cash paid for income taxes	$2,585	¥292,105	$1,819	¥205,547
Supplemental Disclosure of Noncash Investing and Financing Information
Conversion of preferred stock to common stock upon initial public offering	$8,792	¥993,496	$—	¥—
Vesting of early exercised options	$99	¥11,187	$76	¥8,588
Property and equipment purchased but not yet paid	$21	¥2,373	$51	¥5,763
Unpaid deferred offering costs	$—	¥—	$161	¥18,193

(5)	Notes to Consolidated Financial Statements

Going Concern

Not applicable.

Basis of Consolidation and Accounting Standards

The Company’s consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, and have been prepared in conformity with generally accepted accounting principles in the United States (“GAAP”) and applicable rules and regulations of the Securities and Exchange Commission (“SEC”). All intercompany balances and transactions have been eliminated. The functional currency of each of the Company’s subsidiaries is the U.S. dollar. Foreign currency gains or losses are recorded as other income (expense) in the Consolidated Statements of Operations.

Segment Information

The Company’s chief operating decision maker, the chief executive officer, reviews financial information presented on a consolidated basis for purposes of regularly making operating decisions and assessing financial performance. Accordingly, the Company considers itself to be in one reportable segment, which is comprised of one operating segment, the designing, marketing and selling of mixed-signal integrated circuits for the security surveillance and automotive markets.

Product revenue from customers is designated based on the geographic region to which the product is delivered. Revenue by geographic region was as follows (in thousands):

	Year Ended
	December 31,
	2017	2016
China	$26,453	$23,815
South Korea	2,857	1,600
Taiwan	821	1,214
Other	1,011	527
Total revenue	$31,142	$27,156

Revenue by principal product lines were as follows (in thousands):

	Year Ended
	December 31,
	2017	2016
Security surveillance	$28,143	$26,531
Automotive	2,999	625
Total revenue	$31,142	$27,156

Net Income Per Share

For the periods presented prior to the Company’s IPO, basic and diluted net income per common share are presented in conformity with the two-class method required for participating securities. Prior to the closing of the Company’s IPO, all outstanding shares of its Series Seed, Series A, and Series B convertible preferred shares, which were participating securities, were converted to common stock on a one-to-one basis. The common stock issued for the conversion of 10,742,500 preferred shares were included in calculation of the weighted average shares outstanding for the year ended December 31, 2017.

The following table presents the calculation of basic and diluted net income per share (amounts in thousands, except per share data):

	Year Ended
	December 31,
	2017	2016
Numerator:
Basic:
Net income	$3,757	$3,481
Net income allocable to preferred stockholders	1,936	2,627
Net income allocable to common stockholders	1,821	854
Diluted:
Net income	3,757	3,481
Net income allocable to preferred stockholders	1,823	2,477
Net income allocable to common stockholders	1,934	1,004
Denominator:
Basic shares:
Weighted average shares outstanding in computing basic net income per share allocable to common stockholders	7,145,641	3,493,946
Diluted shares:
Effect of potentially dilutive securities:
Stock options (1)	910,688	864,441
Weighted average shares used in computing diluted net income per common share allocable to common stockholders	8,056,329	4,358,387
Net income per common share:
Basic	$0.25	$0.24
Diluted	$0.24	$0.23

(1)	Including early-exercised options.